EXHIBIT A

ASSIGNMENT OF ARCADIAN ASSETS

THIS ASSIGNMENT (the “Assignment”) is made this 28th day of December, 2008, by and between Kore Holdings, Inc. (“Kore”), a Nevada public company, having its headquarters at 10800 Balantre Lane, Potomac, Maryland 20854 and Jet Stream Voltage, Inc. (“Jet Stream”), a company chartered in Delaware and having its principal place of business at 1990A Fairfax Road, Annapolis, Maryland 21401.

W I T N E S S E T H:

WHEREAS, Kore and Jet Stream entered into a Memorandum of Understanding (the “MOU”) on December 28, 2009, a true copy of which is attached hereto and made a part hereof; and

WHEREAS, the MOU stipulated that certain wind-related assets held by Arcadian Renewable Power, Inc. (“Arcadian Power”), a Delaware corporation and a wholly owned subsidiary of Kore, would be transferred from Kore to Jet Stream according to the terms and conditions of the MOU; and

WHEREAS, parties desire to stipulate the nature and value of the assets being given in consideration for two thousand (2,000) preferred  and (2,000) common shares of stock being conditionally transferred from Jet Stream to Kore;

NOW, THEREFORE, for the mutual representations and warranties contained herein, and other valuable consideration, the timely receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.  Ratification of Terms and Conditions.  The parties to this Assignment hereby ratify and adopt the material terms and conditions of the MOU referenced herein, which agreement was executed on December 28, 2008.

2.  Assets Conveyed Through Assignment.    The wind-related assets held by Arcadian Power, including but not limited too agreements, data, equipment, legal rights, and Right of Ways.  Moreover, the assets being conveyed also include easements and rights of way, ground leases, documentation and records related to wind generation activity, and specialized equipment.

3.  Estimated Value of Assets Conveyed.  The parties agree that the estimated value, taken from data and valuations relied upon by Bagell, Joseph, and Levin, SEC-accredited accountants/auditors who valued the wind-related assets in 2001 (and assessed the value as valid through 2006) should be re-evaluated.  As part of its own due diligence, Jet Stream’s management has agreed to obtain a fair market value estimate from a qualified appraisal firm in the near future, thereby making it possible to revise the appraised value of the tendered assets at an up-to-date basis.

4.  Inspection of Certain Assets.  Jet Stream is permitted to review the Arcadian Power wind-related assets assigned herein.  Inspection of the corporate records pertaining to the afore mentioned assets must be arranged in advance during business hours.

5.  Choice of Law.  The terms and conditions of this Assignment shall be con-strued pursuant to the laws of the State of Maryland, the jurisdiction where both com-panies have their headquarters.

WHEREFORE, each party hereto has executed this Assignment with the intention of creating a binding document as of the date first written above.

JET STREAM VOLTAGE, INC.
(a Delaware corporation)

BY:  /s/ C. Timothy Jewell
              C. Timothy Jewell
ITS:      Chairman and CEO

KORE HOLDINGS, INC.
(a Nevada corporation)

BY:  /s/ Robert F. Rood IV
              Robert F. Rood IV
ITS:       Chairman and CEO